Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Clearwater Investment Trust:

We consent to the use of our report dated February 27, 2006 incorporated by reference herein and to the references to our Firm under the headings FINANCIAL HIGHLIGHTS in Part A and Independent Registered Public Accounting Firm in Part B of the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota

April 27, 2006